                                                    Filed pursuant to Rule 424B3
                                                      Registration No. 333-90199
PROSPECTUS

                              [LOGO OF SUPERVALU]

                               Exchange Offer For
                                  $350,000,000
                             7 7/8% Notes due 2009
                                      and
                                  $250,000,000
                             7 5/8% Notes due 2004

  .  We are offering to exchange:

    -- new registered 7 7/8% Notes due 2009 for all of our outstanding unregistered 7 7/8% Notes due 2009; and

    -- new registered 7 5/8% Notes due 2004 for all of our outstanding unregistered 7 5/8% Notes due 2004.

  . The exchange offer expires at 5:00 p.m., New York City time, on December 17, 1999, unless we extend it.

  . The exchange will not be a taxable event for U.S. federal income tax purposes.

  . The terms of the new notes are substantially identical to those of the original notes, except for the transfer restrictions and registration rights relating to the original notes and except that the new notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer and will be issuable in different authorized denominations than the old notes.

  . The new notes will not trade on any national securities exchange and, therefore, we do not anticipate that an active public market in the new notes will develop.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is November 12, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   3
Forward-Looking Statements.................................................   8
Use of Proceeds............................................................   8
The Exchange Offer.........................................................   9
Description of the New Notes...............................................  17
United States Federal Income Tax Considerations............................  28
Plan of Distribution.......................................................  29
Legal Matters..............................................................  30
Experts....................................................................  30
Where You Can Find More Information........................................  30

                               ----------------

   You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not authorized any other person to provide you with different information. This document may only be used where it is legal to sell these securities. You should assume that the information in this document is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

   This summary highlights selected information and may not contain all the information that is important to you. We encourage you to read the entire prospectus, the documents incorporated by reference in this prospectus and the other documents to which this prospectus refers. As used in this prospectus, all references to "SUPERVALU," "we" and "us" and all similar references are to SUPERVALU INC. and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

                               THE EXCHANGE OFFER

 Exchange offer...................  We are offering to exchange:
                                    .  $350 million in aggregate principal
                                       amount of our 7 7/8% Notes due 2009 that
                                       have been registered under the
                                       Securities Act of 1933 for a like
                                       principal amount of our outstanding
                                       unregistered 7 7/8% Notes due 2009; and
                                    .  $250 million in aggregate principal
                                       amount of our 7 5/8% Notes due 2004 that
                                       have been registered under the
                                       Securities Act for a like principal
                                       amount of our outstanding unregistered 7
                                       5/8% Notes due 2004.
                                    For procedures for tendering, see "THE
                                    EXCHANGE OFFER--Procedures for Tendering
                                    Original Notes."
 Resale without further             We believe that you may resell or otherwise
  registration....................  transfer the new notes received in the exchange offer without complying with the
                                    registration and prospectus delivery
                                    provisions of the Securities Act so long as
                                    you are not a broker-dealer and you meet
                                    the following conditions:
                                    .  you are not our "affiliate" within the
                                       meaning of Rule 405 under the Securities
                                       Act;
                                    .  you acquire the new notes issued in the
                                       exchange offer in the ordinary course of
                                       your business; and
                                    .  you have no arrangement or understanding
                                       with any person to participate in the
                                       distribution of the new notes.
                                    By signing the letter of transmittal and
                                    tendering your original notes, you will be
                                    making representations to this effect. You
                                    may incur liability under the Securities
                                    Act if:
                                    .  any of the representations listed above
                                       are not true; and
                                    .  you transfer any new note issued to you
                                       in the exchange offer without delivering
                                       a prospectus meeting the requirements of
                                       the Securities Act or an exemption from
                                       the registration requirements under the
                                       Securities Act.
                                    We do not assume or indemnify you against
                                    liability under these circumstances, which
                                    means that we will not protect you against
                                    any loss incurred as a result of this
                                    liability under the Securities Act.

 Restrictions on resale by broker-  Each broker-dealer that has received new dealers.........................  notes for its own account in exchange for original notes that were acquired as a
                                    result of market-making or other trading
                                    activities must acknowledge that it will
                                    deliver a prospectus meeting the
                                    requirements of the Securities Act in
                                    connection with any resale of the new
                                    notes. A broker-dealer may use this
                                    prospectus in connection with any resale
                                    for a period of 180 days after the end of
                                    the exchange offer.
 Expiration date..................  The exchange offer will expire at 5:00
                                    p.m., New York City time, on December 17,
                                    1999, unless we extend it.
 Withdrawal rights................  You may withdraw your tender of original notes at any time before the exchange offer
                                    expires.
 Federal income tax consequences..  The exchange of original notes for new notes will not result in any income, gain
                                    or loss to you for U.S. federal income tax
                                    purposes.
 Exchange agent...................  Bankers Trust Company is serving as the exchange agent in connection with the
                                    exchange offer.
 Consequence of failure to          If you are eligible to participate in the
  exchange........................  exchange offer and you do not tender your original notes, you will not have further
                                    exchange or registration rights and you
                                    will continue to hold notes subject to
                                    restrictions on transfer.

                               TERMS OF NEW NOTES

 Issuer...........................  SUPERVALU INC.
 Notes offered....................  $350 million in principal amount of 7 7/8%
                                    Notes due 2009, maturing on August 1, 2009.
                                    The 7 7/8% Notes will accrue interest at a
                                    rate of 7 7/8% per year, payable in arrears
                                    on February 1 and August 1, beginning
                                    February 1, 2000.
                                    $250 million in principal amount of 7 5/8%
                                    Notes due 2004, maturing on September 15,
                                    2004. The 7 5/8% Notes will accrue interest
                                    at a rate of 7 5/8% per year, payable in
                                    arrears on March 15 and September 15,
                                    beginning March 15, 2000.
                                    The form and terms of the new notes will be
                                    the same as the form and terms of the
                                    original notes, except that:
                                    .  the new notes will have been registered
                                       under the Securities Act;
                                    .  the new notes will not contain terms
                                       providing for payments of additional
                                       interest under circumstances relating to
                                       the timing of the exchange offer.
                                    .  the new notes will be represented by
                                       global notes in book-entry form; and

                                    .  the new notes will be issuable in
                                       denominations of $1,000 and integral
                                       multiples thereof.
 Separate series..................  The 7 7/8% Notes due 2009 and the 7 5/8%
                                    Notes due 2004 each constitute a separate
                                    series under the related indenture.
                                    Accordingly, the original and new 7 7/8%
                                    Notes will vote together as a single class
                                    for purposes of taking actions and
                                    exercising rights under the indenture.
                                    Likewise, the original and new 7 5/8% Notes
                                    will vote together as a single class under
                                    the indenture for those purposes. The 7
                                    7/8% Notes and the 7 5/8% Notes will not
                                    vote together as a class under the
                                    indenture.
 Interest calculations............  Based on a 360-day year of twelve 30-day months.
 Ranking..........................  The new notes will rank equally with all other unsecured and unsubordinated
                                    indebtedness of SUPERVALU.
 Optional redemption..............  The new notes are redeemable by us prior to their maturity.
 Sinking fund.....................  None.
 Denominations....................  $1,000 and integral multiples of $1,000 in excess thereof.
 Absence of market for the notes..  The new notes are a new issue of securities with no established trading market. We
                                    currently have no intention to apply to
                                    list the new notes on any securities
                                    exchange or to seek their admission to
                                    trading on any automated quotation system.
                                    Accordingly, there can be no assurance as
                                    to the development or liquidity of any
                                    market for the new notes.
 No limit on debt.................  The indenture governing the new notes does not limit the amount of debt that we may
                                    issue or provide holders any protection
                                    should we be involved in a highly leveraged
                                    transaction.
 Certain covenants................  The indenture contains covenants that, among other things, limit the ability of
                                    SUPERVALU and some of our subsidiaries to:
                                    .  issue, assume or guarantee additional
                                       secured indebtedness; and
                                    .  engage in sale and lease-back
                                       transactions.
                                    These covenants are subject to important
                                    exceptions and qualifications, which are
                                    described under the heading "DESCRIPTION OF
                                    THE NEW NOTES."
 Events of default................  The 7 7/8% Notes and the 7 5/8% Notes each constitutes a separate series under the
                                    indenture and each of the following is an
                                    event of default with respect to the notes
                                    of the applicable series:
                                    .  our failure to pay principal of or
                                       premium, if any, on any notes of the
                                       respective series when due;
                                    .  our failure for 30 days to pay interest
                                       when due on any notes of the respective
                                       series when due;

                                    .  our failure to perform other covenants
                                       with respect to the notes of the
                                       respective series for 60 days after
                                       receipt of notice of failure; and
                                    .  certain events of bankruptcy, insolvency
                                       or reorganization of SUPERVALU.
 Remedies.........................  If any event of default occurs and is continuing with respect to the 7 7/8%
                                    Notes, the trustee under the indenture or
                                    holders of at least 25% in aggregate
                                    principal amount of outstanding 7 7/8%
                                    Notes may declare the principal thereof
                                    immediately due and payable. If any event
                                    of default occurs and is continuing with
                                    respect to the 7 5/8% Notes, the trustee
                                    under the indenture or holders of at least
                                    25% in aggregate principal amount of
                                    outstanding 7 5/8% Notes may declare the
                                    principal thereof immediately due and
                                    payable.

                                  OUR BUSINESS

   We are the nation's 10th largest supermarket retailer and largest food distributor based on revenues. We operate three principal store formats at retail, and sell food and non-food products at wholesale. As of September 11, 1999, we operated approximately 472 corporate retail stores under our principal retail formats including price superstores, combination food and drug stores and limited assortment stores under such retail banners as Cub Foods, Shop 'n Save, Save-A-Lot, Shoppers Food Warehouse, Metro, Farm Fresh, bigg's, Scott's Foods, Laneco and Hornbachers. Through our Save-A-Lot banner, as of September 11, 1999, we also supplied 807 licensed independent Save-A-Lot limited assortment stores. Additionally, as of September 11, 1999, we were the primary supplier of approximately 3,500 additional stores and a partial supplier of approximately 1,300 additional stores in 48 states.

   Our principal executive offices are located at 11840 Valley View Road, Eden Prairie, Minnesota 55344. Our telephone number at this location is (612) 828-4000.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table shows our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

                                                                     Fiscal Year Ended
                            Year-to-date      ----------------------------------------------------------------
                           28 Weeks Ended                                             (52 Weeks)
                         --------------------  (52 Weeks)   (53 Weeks)  --------------------------------------
                         Sept. 11,  Sept. 12, February 27, February 28, February 22, February 24, February 25,
                           1999       1998        1999         1998         1997         1996         1995
                         ---------  --------- ------------ ------------ ------------ ------------ ------------
Ratio of Earnings to
Fixed Charges:
  Including one-time
  items.................   4.14(a)    3.01        3.17         3.49(b)      2.72         2.63         1.03(c)
  Excluding one-time
  items.................   3.30       3.01        3.17         2.90         2.72         2.63         2.62

--------
(a) Reflects a pre-tax gain on the sale of Hazelwood Farms Bakeries of $163.7 million and a pre-tax restructuring charge of $103.6 million.
(b) Reflects a pre-tax gain on the sale of Shopko Stores, Inc. of $90.0 million.
(c) Reflects pre-tax restructuring and other charges of $244 million.

   The ratios are presented on a consolidated basis. Earnings consist of earnings from operations before income taxes, adjusted for the portion of fixed charges deducted from those earnings. Fixed charges consist of interest on indebtedness (including capital lease obligations), amortization of debt expense and the portion of interest expense on operating leases we believe to be representative of the interest factor.

                           FORWARD-LOOKING STATEMENTS

   This prospectus (including the information incorporated by reference herein) contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of SUPERVALU, including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, matters described in the documents incorporated by reference herein and the following factors:

  . the nature and extent of the consolidation of the retail food and food distribution industries and the ability of SUPERVALU to grow through acquisitions and to assimilate the acquired entities;

  . the competitive practices in the retail food and food distribution industries;

  . the ability of SUPERVALU to attract and retain customers for its food distribution operations and to control food distribution costs; and

  . the ability of SUPERVALU and its vendors, customers and others to resolve Year 2000 issues in a timely manner.

See "WHERE YOU CAN FIND MORE INFORMATION."

                                USE OF PROCEEDS

   This exchange offer is intended to satisfy our obligations under the registration rights agreements entered into in connection with the issuance of the original notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer.

   The net proceeds from the sale of the original 7 7/8% Notes were approximately $345.8 million, after deduction of offering expenses. We used the net proceeds to finance part of the costs of the acquisition of Richfood Holdings, Inc. on August 31, 1999 and for other general corporate purposes. The net proceeds from the sale of the original 7 5/8% Notes were approximately $247.8 million. We used the net proceeds to repay commercial paper we issued in connection with the acquisition of Richfood.

                               THE EXCHANGE OFFER

Purpose and Effect

   We sold the original 7 7/8% Notes on August 4, 1999 and the original 7 5/8% Notes on September 17, 1999 in transactions exempt from the registration requirements of the Securities Act. Therefore, those notes are subject to significant restrictions on resale. In connection with these issuances, we entered into registration rights agreements with the initial purchasers under which we agreed to file an exchange offer registration statement under the Securities Act and, upon effectiveness of the registration statement, offer to you the opportunity to exchange your original 7 7/8% Notes for a like principal amount of registered 7 7/8% Notes and your original 7 5/8% Notes for a like principal amount of registered 7 5/8% Notes.

   Based on interpretations by the staff of the SEC found in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act, we believe that you may resell or otherwise transfer the new notes that we are issuing to you in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act. However, the new notes must be acquired in the ordinary course of your business. In addition, you must not engage in, intend to engage in or have any arrangement or understanding with any person to participate in, a distribution of the new notes.

   If you tender in the exchange offer for the purpose of participating in a distribution of the new notes, or if you are a broker-dealer who purchased the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, you cannot rely on the interpretations by the staff of the SEC stated in these no-action letters. Instead, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer, unless an exemption from these requirements is otherwise available.

   Further, each broker-dealer that receives new notes for its own account in exchange for the original notes, where the broker-dealer acquired the original notes as a result of market-making or other trading activities, must acknowledge in a letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those new notes. The letter of transmittal states that by making this acknowledgment and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that this prospectus may be used by a broker-dealer for resales of new notes issued to it in the exchange offer for a period of 180 days after the expiration date of the exchange offer. We have the right, under limited circumstances, to suspend the use of this prospectus by broker-dealers, in which case the 180-day period would be extended by a number of days equal to the period of suspension. See "PLAN OF DISTRIBUTION."

Terms of the Exchange Offer

   We are offering to exchange:

  . $350 million in aggregate principal amount of our 7 7/8% Notes due 2009 that have been registered under the Securities Act for a like principal amount of our outstanding unregistered 7 7/8% Notes due 2009; and

  . $250 million in aggregate principal amount of our 7 5/8% Notes due 2004 that have been registered under the Securities Act for a like principal amount of our outstanding unregistered 7 5/8% Notes due 2004.

   Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes we accept in the exchange offer. You may tender some or all of your original notes under the exchange offer. However, the original notes are issuable in authorized denominations of $100,000 and integral multiples of $1,000 in excess thereof. Accordingly, original notes may be tendered only in denominations of $100,000 and integral multiples of $1,000 in excess thereof and, if you do not tender all of your original notes, you must retain at least $100,000 of original 7 7/8% Notes and at least $100,000 of original 7 5/8% Notes, as the case may be. The exchange offer is not conditioned upon any minimum amount of original notes being tendered.

   The form and terms of the new notes will be the same as the form and terms of the original notes, except that:

  . the new notes will be registered under the Securities Act and, thus, will not be subject to the restrictions on transfer or bear legends restricting their transfer;

  . all of the new notes will be represented by global notes in book-entry form unless exchanged for notes in definitive certificated form under the limited circumstances described under "DESCRIPTION OF THE NEW NOTES--Global Notes and Book-Entry System;"

  . the new notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer; and

  . the new notes will be issuable in denominations of $1,000 and integral multiples thereof.

   The new notes will evidence the same debt as the original notes and will be issued under, and be entitled to the benefits of, the indenture, as supplemented, governing the original notes.

   The new notes will accrue interest from the most recent date to which interest has been paid or, if no interest has been paid, from date of issuance of the original notes of that series. Accordingly, registered holders of new notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the original notes of that series. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the original notes on that record date.

   In connection with the exchange offer, you do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture, as supplemented. We intend to conduct the exchange offer in accordance with the registration rights agreements and the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.

   We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

   If we do not accept any tendered notes because of an invalid tender or for any other reason, we will return certificates for any unaccepted original notes without expense to the tendering holder as promptly as practicable after the expiration date.

Expiration Date; Amendments

   The exchange offer will expire at 5:00 p.m., New York City time, on December 17, 1999, unless we, in our sole discretion, extend the exchange offer.

   If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our sole discretion, to delay accepting any original notes, to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under "--Conditions" have not been satisfied or waived by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination.

Procedures for Tendering Original Notes

   Any tender of original notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender original notes in the exchange offer must do either of the following:

  . properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under "--Exchange Agent" on or before the expiration date; or

  . if the original notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent on or before the expiration date an agent's message.

   In addition, one of the following must occur:

  . the exchange agent must receive certificates representing your original notes, along with the letter of transmittal, on or before the expiration date; or

  . the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent's account at DTC under the procedure for book-entry transfers described below, along with the letter of transmittal or a properly transmitted agent's message, on or before the expiration date; or

  . the holder must comply with the guaranteed delivery procedures described below.

   The term "agent's message" means a message, transmitted by the book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

   The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or original notes to us.

   Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the original notes are tendered:

  . by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  .  for the account of an eligible institution.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

  .  a member of a registered national securities exchange;

  .  a member of the National Association of Securities Dealers, Inc.;

  . a commercial bank or trust company having an office or correspondent in the United States; or

  . another "eligible institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

   If the letter of transmittal is signed by a person other than the registered holder of any outstanding original notes, the original notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the original notes and an eligible institution must guarantee the signature on the power of attorney.

   If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

   If you wish to tender original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, you must, before completing the procedures for tendering original notes, either register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of original notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of original notes not properly tendered or original notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your original notes.

   By tendering, you will represent to us that, among other things:

  . the new notes acquired in the exchange offer are being acquired in the ordinary course of business of the person receiving the new notes;

  . neither you nor any other person receiving your new notes has any arrangement or understanding with any person to participate in the distribution of the new notes; and

  . neither you nor any other person receiving your new notes is our "affiliate," as defined under Rule 405 of the Securities Act.

   If you or the person receiving your new note is our "affiliate," as defined under Rule 405 of the Securities Act, or is participating in the exchange offer for the purpose of distributing the new notes, you or that other person (1) cannot rely on the applicable interpretations of the staff of the SEC and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in any resale transaction.

   If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes.

Acceptance of Original Notes for Exchange; Delivery of New Notes

   Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and will issue the new notes promptly after acceptance of the original notes.

   For purposes of the exchange offer, we shall be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice of that acceptance to the exchange agent. For each original note accepted for exchange, you will receive a new note having a principal amount equal to that of the surrendered original note.

   In all cases, we will issue new notes for original notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives (1) certificates for your original notes or a timely confirmation of book-entry transfer of your original notes into the exchange agent's account at DTC and (2) a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message. If we do not accept any tendered original notes for any reason set forth in the terms of the exchange offer or if you submit original notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged original notes without expense to you. In the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC under the book-entry procedures described below, we will credit the non-exchanged original notes to your account maintained with DTC.

Book-Entry Transfer

   We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the original notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of original notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent's message instead of a letter of transmittal, and all other required documents at its address listed below under "--Exchange Agent" on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

Guaranteed Delivery Procedures

   If you wish to tender your original notes and your original notes are not immediately available, or you cannot deliver your original notes, the letter of transmittal or any other required documents or comply with DTC's procedures for transfer before the expiration date, then you may participate in the exchange offer if:

  (1) the tender is made through an eligible institution;

  (2) before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing (a) the name and address of the holder and the principal amount of original notes tendered, (b) a statement that the tender is being made thereby and (c) a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the original notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  (3) the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered original notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

   You may withdraw your tender of original notes at any time before the expiration date of the exchange offer.

   For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under "--Exchange Agent." The notice of withdrawal must:

  . specify the name of the person who tendered the original notes to be withdrawn;

  . identify the original notes to be withdrawn, including the principal amount, or, in the case of original notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and

  . if certificates for original notes have been transmitted, specify the name in which those original notes are registered if different from that of the withdrawing holder.

   If you have delivered or otherwise identified to the exchange agent the certificates for original notes, then, before the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

   We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any original notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC, the original notes will be credited to an account maintained with DTC for the original notes. You may retender properly withdrawn original notes by following one of the procedures described under "--Procedures for Tendering Original Notes" at any time on or before the expiration date.

Conditions

   Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any original notes if:

     (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

     (2) the exchange offer, or the making of any exchange by a holder of original notes, would violate any applicable law or applicable interpretation by the staff of the SEC.

   The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. We may waive these conditions in our discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

Exchange Agent

   Bankers Trust Company is the exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

    By Overnight Mail,              By Hand:
        Courier or

                                                              By Mail:

                              Bankers Trust Company    BT Services Tennessee,
        Telegram:                                              Inc.
                        Corporate Trust & Agency Services
  BT Services Tennessee, Attn: Reorganization Department Reorganization Unit
           Inc.                Receipt & Delivery          P.O. Box 292737
 Corporate Trust & Agency           Window              Nashville, TN 37229-
         Services            123 Washington Street,            2737
   Reorganization Unit            1st floor
 648 Grassmere Park Road       New York, NY 10006

   Nashville, TN 37211
        By Facsimile Transmission:
              (615) 835-3701                     For Information Call:
                                                     (800) 735-7777
          Confirm by Telephone:
              (615) 835-3572

   Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

   We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

Transfer Taxes

   You will not be obligated to pay any transfer taxes, unless you instruct us to register new notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder.

Consequences of Failure to Exchange Original Notes

   If you are eligible to participate in the exchange offer but do not tender your original notes, you will not have any further registration rights. Your original notes will continue to be subject to restrictions on transfer. Accordingly, you may resell the original notes that are not exchanged only:

  .  to us;

  . so long as the original notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  . in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act;

  . to an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that is acquiring the notes for its own account or for the account of an institutional accredited investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act; or

  .  under any effective registration statement under the Securities Act;

in each case in accordance with all other applicable securities laws. We do not intend to register the original notes under the Securities Act.

                          DESCRIPTION OF THE NEW NOTES

   You can find the definitions of some terms used in this description under the caption "--Certain Definitions." Unless otherwise stated or the context otherwise requires, references in this section to:

  . the "7 7/8% Notes" are references to the original and new 7 7/8% Notes, collectively;

  . the "7 5/8% Notes" are references to the original and new 7 5/8% Notes, collectively;

  . the "notes" are references to the 7 7/8% Notes and 7 5/8% Notes, collectively; and

  . the "indenture" are references to the indenture dated as of July 1, 1987, as supplemented, between us and Bankers Trust Company, as trustee.

   We will issue the new notes under the indenture. A copy of the indenture and each supplemental indenture have been filed as exhibits to, or incorporated by reference into, the registration statement which includes this prospectus. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. Section references below are to the sections in the indenture.

   The following description of the material provisions of the indenture is only a summary. We urge you to read the indenture because it, and not this description, defines your rights as holders of the new notes.

General

   The indenture does not limit the amount of debt securities we may issue. We may issue additional debt securities under the indenture in one or more series, from time to time. As used in this section, references to "debt securities" mean debt securities issued under the indenture. The 7 7/8% Notes and the 7 5/8% Notes each constitute a separate series of debt securities under the indenture. The original notes and new notes of each series will vote together as a single class for purposes of determining whether holders of the requisite percentage in principal amount of that series have taken actions or exercised rights they are entitled to take or exercise under the indenture.

   The new notes will be unsecured and unsubordinated obligations of SUPERVALU and will rank equally and ratably with our other unsecured and unsubordinated indebtedness.

   The new notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions. The notes will be subject to redemption at our option as described below under "--Optional Redemption."

   The new notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The new notes initially will be issued in the form of global notes in book-entry form. The Depository Trust Company will act as the depositary for the global notes. We expect that payments of principal, premium, if any, and interest to owners of beneficial interests in global notes will be made in accordance with the procedures of DTC and its participants in effect from time to time.

   If any interest payment date, redemption date or maturity date of any of the notes is not a business day at any place of payment, then payment of principal, premium, if any, and interest need not be made at that place of payment on that date but may be made on the next succeeding business day at that place of payment, and no interest will accrue on the amount payable for the period from and after that interest payment date, redemption date or maturity date, as the case may be.

   We will not be required to (1) issue, register the transfer of or exchange notes during the period beginning at the opening of business 15 days before any selection of notes to be redeemed and ending at the close of business on the day of mailing of the notice of redemption or (2) register the transfer of or exchange any note, or portion thereof, called for redemption, except the unredeemed portion of any note being redeemed in part.

   The indenture does not limit the amount of indebtedness that we or our subsidiaries may issue. The indenture does not contain covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

   There has not been any public market for the original notes, and we do not intend to list the new notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any trading market for the new notes. If a trading market does not develop or is not maintained, you may experience difficulty in reselling new notes, or you may be unable to sell them at all.

   If a public trading market develops for the new notes, it may not be liquid and it may be discontinued at any time. Moreover, future trading prices of the new notes would depend on many factors, including, among others, prevailing interest rates, our operating results and the market for similar securities. Depending on prevailing interest rates, our financial condition, the market for similar securities and other factors, the new notes could trade at a discount from their principal amount.

   We expect that interests in the global notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in these interests will therefore be required by DTC to settle in immediately available funds.

Maturity, Interest and Principal of the Notes

   The 7 7/8% Notes will be limited in aggregate principal amount to $350 million and will mature on August 1, 2009. Interest on the 7 7/8% Notes will accrue at a rate of 7 7/8% per annum and will be payable semiannually in arrears on each February 1 and August 1, commencing February 1, 2000, to holders of record of the notes on the immediately preceding January 15 and July
15. Interest will accrue from August 4, 1999, the date of issuance of the original 7 7/8% Notes, or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   The 7 5/8% Notes will be limited in aggregate principal amount of $250 million and will mature on September 15, 2004. Interest on the 7 5/8% Notes will accrue at a rate of 7 5/8% per annum and will be payable semiannually in arrears on each March 15 and September 15, commencing March 15, 2000, to holders of record of the notes on the immediately preceding March 1 and September 1. Interest will accrue from September 17, 1999, the date of issuance of the original 7 5/8% Notes, or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

   We will have the right to redeem the notes, as a whole at any time or from time to time in part, upon at least 30 days notice mailed to the registered address of each holder of the notes to be redeemed. We will pay a redemption price equal to the greater of

    (1) 100% of the principal amount of the notes of each series to be redeemed; and

  (2)the sum of the present values of the Remaining Scheduled Payments on the notes of each series to be redeemed, discounted to the applicable redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate per annum equal to the sum of the Treasury Rate plus 25 basis points plus, in either case, accrued interest on the principal amount being redeemed to the redemption date. However, installments of interest on notes which are due and payable on an interest payment date falling on or prior to the relevant redemption date will be payable to the holders of those notes registered as such at the close of business on the relevant record date.

   "Treasury Rate" means, for any redemption date for the notes of any series, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

   "Comparable Treasury Issue" means, with respect to any redemption date for the notes of any series, the United States Treasury security, selected by a Reference Treasury Dealer appointed by us, as having a maturity comparable to the remaining term of the notes of that series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

   "Comparable Treasury Price" means, for any redemption date, (1) the average of the four Reference Treasury Dealer Quotations for that redemption date after excluding the highest and lowest of those Reference Treasury Dealer Quotations or (2) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all the quotations actually obtained by the trustee.

   "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Salomon Smith Barney Inc. and U.S. Bancorp Piper Jaffray Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

   "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date for the notes of any series, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date. As used in this paragraph, the term "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

   "Remaining Scheduled Payments" means, for each note of any series to be redeemed, the remaining scheduled payments of principal of and interest on that note that would be due after the related redemption date but for that redemption; provided that if that redemption date is not an interest payment date with respect to that note, the amount of the next succeeding scheduled interest payment on that note will be reduced by the amount of interest accrued on that note to that redemption date.

   On and after the redemption date, interest will cease to accrue on the notes or any portions of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes of a series are to be redeemed, the particular notes to be redeemed will be selected by a method the trustee deems fair and appropriate.

Certain Covenants

   Restrictions on Liens. The indenture provides that we will not, and we will not permit any Domestic Subsidiary to, issue, assume or guarantee any Debt if the Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance ("mortgage") upon any Operating Property of SUPERVALU or any Domestic Subsidiary or upon any shares of stock or indebtedness of any Domestic Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively securing the debt securities equally and ratably with the Debt. This restriction does not apply to:

     (1) mortgages on any property acquired, constructed or improved by us or any Domestic Subsidiary after July 1, 1987, which are created or assumed contemporaneously with, or within 180 days after, that acquisition or completion of that construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within the 180-day period) to secure or provide for the payment of all or any part of the purchase price or cost thereof incurred after July 1, 1987, or mortgages existing on property at the time of its acquisition (including acquisition through merger or consolidation);

     (2) mortgages on property of any corporation existing at the time it becomes a Domestic Subsidiary;

     (3) mortgages to secure Debt of a Domestic Subsidiary to SUPERVALU or to another Domestic Subsidiary;

     (4) mortgages in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to the mortgages; or

     (5) mortgages for extending, renewing or replacing Debt secured by any mortgage referred to in clauses (1) to (4), inclusive, above or in this clause (5) or any mortgage existing on the date that debt securities were first issued under the indenture, provided that the principal amount of the new Debt secured by the relevant mortgage does not exceed the principal amount of the Debt so secured at the time of the extension, renewal or replacement and that the extension, renewal or replacement is limited to all or a part of the property which secured the mortgage so extended, renewed or replaced and improvements on that property.

   This restriction does not apply to the issuance, assumption or guarantee by us or any Domestic Subsidiary of a Debt secured by a mortgage which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other secured Debt of SUPERVALU and our Domestic Subsidiaries (not including secured Debt permitted under the foregoing exceptions) and the Value of Sale and Lease-back Transactions existing at that time (other than Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of debt securities or of Funded Debt or to the purchase of other Operating Property, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under clause (1) above), does not exceed the greater of $200,000,000 or 10% of Consolidated Net Tangible Assets. (Section 1007)

   Restrictions on Sale and Lease-back Transactions. The indenture provides that we will not, and we will not permit any Domestic Subsidiary to, enter into any Sale and Lease-back Transaction unless the net proceeds of the Sale and Lease-back Transactions are at least equal to the fair value (as determined by the Board of Directors or the President or any Vice President of SUPERVALU) of the Operating Property to be leased and either:

     (a) SUPERVALU or the Domestic Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased without securing the debt securities, pursuant to clause (1) of the first paragraph or pursuant to the second paragraph under "--Certain Covenants--Restrictions on Liens;" or

     (b) the Value thereof would be an amount permitted under the second paragraph under "--Certain Covenants--Restrictions on Liens;" or

     (c) SUPERVALU, within 120 days of the effective date of any such arrangement (or in the case of (iii) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120 day period), applies an amount equal to the fair value (as so determined) of the Operating Property:

       (i) to the redemption or repurchase of debt securities;

       (ii) to the payment or other retirement of certain Funded Debt of SUPERVALU or a Domestic Subsidiary; or

       (iii) to the purchase of Operating Property (other than that involved in the Sale and Lease-back Transaction). (Section 1008)

   Other than the above-described covenants, there are no covenants or provisions contained in the indenture which may afford holders of notes protection in the event of a highly leveraged transaction involving SUPERVALU.

Certain Definitions

   The term "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of SUPERVALU and its Subsidiaries less the following:

     (1) current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of original creation thereof but maturing within 12 months from the date of determination;

     (2) reserves for depreciation and other asset valuation reserves;

     (3) intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expenses; and

     (4) appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary. (Section 101)

   The term "Debt" means all indebtedness for money borrowed.

   The term "Domestic Subsidiary" means any Subsidiary which owns an Operating Property. (Section 101)

   The term "Funded Debt" means any Debt which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of that Debt.

   The term "Operating Property" means any manufacturing or processing plant, office facility, retail store, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by SUPERVALU or any Domestic Subsidiary and having a book value on the date as of which the determination is being made of more than 0.65% of Consolidated Net Tangible Assets. (Section
101)

   The term "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   The term "Sale and Lease-back Transaction" means any arrangement with any Person providing for the leasing to SUPERVALU or any Domestic Subsidiary of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between SUPERVALU and a Domestic Subsidiary or between Domestic Subsidiaries), which Operating Property has been or is to be sold or transferred by SUPERVALU or such Domestic Subsidiary to that Person.

   The term "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by SUPERVALU or by one or more other Subsidiaries, or by SUPERVALU and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

   The term "Value" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to that Sale and Lease-back Transaction or (2) the fair value in the opinion of the Board of Directors or the President or any Vice President of SUPERVALU of that property at the time of entering into the Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease which is part of the Sale and Lease-back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease. (Section 101)

Consolidation, Merger and Sale of Assets

   The indenture provides that we may, without the consent of any holders of the notes, consolidate or merge with or into, or convey, transfer or lease our property and assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into us, or convey, transfer or lease its property and assets substantially as an entirety to us, so long as:

  . the Person (if other than SUPERVALU) formed by the consolidation or into which we are merged or which acquires or leases our assets substantially as an entirety is organized and existing under the laws of any United States jurisdiction and assumes our obligations under the notes, the indenture and the related registration rights agreements;

  . after giving effect to the transaction, no Event of Default with respect to either the 7 7/8% Notes or the 7 5/8% Notes, and no event which, after notice or lapse of time or both, would become an Event of Default with respect to either the 7 7/8% Notes or the 7 5/8% Notes, shall have happened and be continuing;

  . if, as a result of that consolidation or merger or that conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the indenture, we or the successor corporation to us, as the case may be, effectively secure the notes equally and ratably with (or prior to) all indebtedness secured thereby; and

  .  certain other conditions are met. (Article Eight)

Events of Default

   "Event of Default" under the indenture means, with respect to either the 7 7/8% Notes or the 7 5/8% Notes, any of the following (Section 501):

  . default in the payment of principal of or premium, if any, on any notes of the respective series when due;

  . default in the payment of any interest on any notes of the respective series when due, continued for 30 days;

  . default in the performance, or breach, of any of our other covenants in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than the notes of the respective series), continued for 60 days after written notice to us by the trustee or the registered holders of at least 10% in principal amount of the outstanding notes of the respective series; and

  . certain events in bankruptcy, insolvency or reorganization pertaining to SUPERVALU.

   If an Event of Default with respect to the 7 7/8% Notes or the 7 5/8% Notes shall occur and continue, either the trustee or the holders of at least 25% in principal amount of the outstanding notes of the respective series, by notice to us, may declare the principal of all of the notes of that series to be due and payable immediately and upon such declaration the principal amount will become immediately due and payable. However, at any time after a declaration of acceleration with respect to a series of notes has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding notes of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver of defaults, see "--Modification and Waiver."

   The indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders offer to the trustee reasonable indemnity. (Section 603) Subject to the provisions for indemnification of the trustee, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series. (Section 512)

   No holder of any notes of a series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:
(1) the holder previously has given written notice to the trustee of a continuing Event of Default with respect to the notes of that series; (2) the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request to the trustee to institute the proceeding as trustee, and offered to the trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with the request; (3) in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to initiate the proceeding; and (4) during the 60-day period, the trustee has not received from the holders of a majority of the aggregate principal amount of the outstanding notes of that series a direction inconsistent with such request.

   Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the indenture, the holder of any note will have the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on that note and to institute suit for enforcement of any payment, and that right will not be impaired without the consent of that holder.

   We will be required to furnish to the trustee annually a statement as to the performance by us of certain of our obligations under the indenture. (Section
704)

Modification and Waiver

   We and the trustee may modify and amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each affected series. However, without the consent of each affected holder, no modification or amendment may:

  . change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

  . reduce the principal of, or premium (if any) or any interest on, any debt security;

  . change any obligation of SUPERVALU to maintain an office or agency in the places and for the purposes specified in the indenture or the currency of payment of principal or interest on any debt security;

  . impair the right to institute suit to enforce any payment after the stated maturity date or redemption date;

  . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  .  modify certain provisions of the indenture. (Section 902)

   SUPERVALU and the trustee may, without the consent of any holders of debt securities, modify the indenture to, among other things:

  . evidence the succession of another Person as obligor under the indenture and the debt securities;

  . add to our covenants under the indenture or add additional Events of Default;

  . change or eliminate any provision of the indenture, provided that the change or elimination becomes effective only when there is no outstanding debt security which is entitled to the benefit of that provision;

  . secure the debt securities pursuant to the requirement described above under "--Certain Covenants--Restrictions on Liens;"

  .  establish the form or terms of a series of debt securities; or

  . cure any ambiguity, correct or supplement any provision which may be inconsistent, or make any other provision as to matters or questions under the indenture, provided that action does not adversely affect the interests of holders of debt securities of any series in any material respect.

   The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as that series is concerned, our compliance with specified restrictive covenants in the indenture, including those described above under "--Certain Covenants." (Section 1012) The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series. However, they may not waive a default in the payment of the principal of (or premium, if any) or any interest on any debt security of that series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (Section 513)

Defeasance Provisions

   Defeasance and Discharge. The indenture provides that, if principal of and any interest on the debt securities of any series are denominated and payable in United States dollars, we will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost, destroyed or mutilated debt securities, maintain offices or agencies and hold moneys for payment in trust) upon the deposit with the trustee, in trust, of money, government obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity date of the payments in accordance with the terms of the indenture and the debt securities.

   This type of discharge may only occur if there has been a change in applicable federal law or we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of that discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the discharge had not occurred. In addition, this type of discharge may only occur so long as no Event of Default or event which, with notice or lapse of time, would become an Event of Default with respect to the debt securities of that series occurs during the period ending on the 91st day after the cash or government obligations are deposited in trust and other conditions specified in the indenture are satisfied. (Section 403)

   The term "government obligations" means securities of the government which issued the currency in which the debt securities of the series are denominated or in which interest is payable or of government agencies backed by the full faith and credit of that government. (Section 101)

   Defeasance of Certain Covenants. The indenture also provides that, if the debt securities of any series are payable in United States dollars, we may omit to comply with the covenants described above under "--Certain Covenants" with respect to the debt securities of that series if we comply with the following conditions. In order to exercise this option:

     (1) we must deposit with the trustee money, government obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity date of the payments in accordance with the terms of the indenture and the debt securities; and

     (2) we must deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes and that those holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and covenant defeasance had not occurred, and to satisfy other conditions specified in the indenture. (Section 1011)

   Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to the debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity dates but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such Event of Default. However, we shall remain liable for such payments.

Regarding the Trustee

   Bankers Trust Company is trustee under the indenture, pursuant to which some of our debt securities are outstanding and pursuant to which the new notes are to be issued. Bankers Trust Company is also trustee of our Master Investment Trust which, together with its component separate trusts, serves as the investment vehicle for several different defined benefit and defined contribution tax-qualified retirement plans maintained by us and our subsidiaries. Bankers Trust Company maintains normal banking relationships with us (including participating in and acting as Administrative Agent under our revolving line of credit), acts as agent for the issuance of our commercial paper and provides cash management and other services for us in the normal course of our business. In addition, Bankers Trust Company performs investment management services for SUPERVALU.

Global Notes and Book-Entry System

   The new notes initially will be issued in book-entry form and will be represented by one or more permanent global notes for each series in fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee designated by DTC. Beneficial interests in any global note may not be exchanged for certificated notes except in the circumstances described below.

   DTC has advised us that it is:

  .  a limited purpose trust company organized under the New York Banking
     Law;

  .  a "banking organization" within the meaning of the New York Banking Law;

  .  a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

   DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, which eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a direct or indirect custodial relationship with a participant ("indirect participants"). The rules applicable to DTC and its participants are on file with the SEC.

   Upon the issuance of a global note, DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interests represented by the global note to the accounts of the persons who have accounts with DTC. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

   So long as DTC or its nominee is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole record owner or holder of the new notes represented by the global note for all purposes under the indenture and the new notes. Except as set forth herein, owners of beneficial interests in a global note will not be entitled to have new notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive certificated form, and will not be considered the holders of the global note for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person directly or indirectly owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or any owner of a beneficial interest in a global note desires to give any notice or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give that notice or take that action, and the participants would authorize beneficial owners owning through such participants to give that notice or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

   Payments of the principal of, premium, if any, and interest on global notes will be made to DTC or its nominee, as the case may be, as the registered owner. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of a global note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global note, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for these payments.

   For each series of notes, we will issue certificated notes in exchange for global notes if:

     (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act and we do not appoint a successor depositary within ninety days;

     (2) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the notes of that series; or

     (3) we in our sole discretion determine not to have the notes of that series represented by a global note.

   If a global note becomes exchangeable for certificated notes, an owner of a beneficial interest in a global note will be entitled to physical delivery of certificated notes equal in principal amount to its beneficial interest and to have the certificated notes registered in its name. We expect that instructions for registering the certificated notes would be based upon directions received from DTC with respect to ownership of the beneficial interests in the global note.

   The principal of, premium, if any, and interest on certificated notes will be payable at the office or agency maintained by SUPERVALU for that purpose in the Borough of Manhattan, The City of New York; provided that payments of interest may be made at the option of SUPERVALU by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. The office or agency initially maintained by SUPERVALU for the foregoing purposes shall be the office of the trustee.

   Although DTC has agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform those procedures and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   We have been informed by DTC that its management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." We have also been informed by DTC that it has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC continue to function appropriately. According to DTC, this program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC has informed us that its plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, we have been informed by DTC that its ability to perform its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunications and electrical utility service providers, among others. DTC has informed us that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant, and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC has informed us that it is in the process of developing such contingency plans as it deems appropriate.

   According to DTC, the foregoing information with respect to DTC has been provided by it for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Same-Day Funds

   We will make all payments of principal of, premium, if any, and interest on the global notes in immediately available funds to DTC.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of the principal general federal income tax consequences to a holder of new notes who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise), (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons, will also be United States holders.

   The following summary deals only with new notes held as capital assets by purchasers of the original notes at the issue price who are United States holders and not with special classes of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, persons holding new notes as a hedge against or which are hedged against currency risks, and persons whose functional currency is not the U.S. dollar. A person considering the exchange of original notes for new notes should consult his or her own tax advisor concerning these matters and as to the tax treatment under foreign, state and local tax laws and regulations.

   This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Changes in this area of law may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a United States holder. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the exchange, ownership and disposition of the notes may differ from the treatment described below.

Exchange of Notes

   There will be no federal income tax consequences to United States holders exchanging original notes for new notes under the exchange offer because the exchange offer will occur by operation of the terms of the original notes and will not result in any material alteration in the terms of the original notes. Each exchanging holder will have the same adjusted tax basis and holding period in the new notes as it had in the original notes immediately before the exchange.

General

   As a general rule, interest paid or accrued on the new notes will be treated as ordinary income to United States holders. A United States holder using the accrual method of accounting for federal income tax purposes is required to include interest paid or accrued on the new notes in ordinary income as interest accrues, while a United States holder using the cash receipts and disbursements method of accounting for federal income tax purposes must include interest in ordinary income when payments are received (or made available for receipt) by the holder.

Sale, Exchange or Retirement of Notes

   A United States holder's tax basis in a note will generally be its cost. Upon the sale, exchange or retirement of a new note, a United States holder will generally recognize gain or loss on the sale or retirement of a new note equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and the holder's tax basis in the note. Long-term capital gain of a non-corporate United States holder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

Withholding and Information Reporting

   Interest payments and payments of principal and any premium with respect to a new note will be reported to the extent required by the Code to the United States holders and the IRS. These amounts will ordinarily not be subject to withholding of United States federal income tax. However, a backup withholding tax at a rate of 31% will apply to these payments if the United States holder fails to supply us or our agent with the holder's taxpayer identification number or to report all interest or dividends required to be shown on its federal income tax returns.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of new notes received in exchange for original notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the new notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents or by writing or telephoning us. See "WHERE YOU CAN FIND MORE INFORMATION."

   Notwithstanding the foregoing, we are entitled under the registration rights agreements to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

  . the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

  . the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

  . we receive notification of the suspension of the qualification of the new notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

  .  the suspension is required by law;

  . the suspension is taken for valid business reasons, including the acquisition or divestiture of assets or a material corporate transaction; or

  . an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.

   If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

   We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells new notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the new notes offered in this exchange offer will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended February 27, 1999 have been audited by KPMG LLP, independent auditors, as set forth in their report which is incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements as of February 28, 1998 and for each of the two fiscal years (53 and 52 weeks) in the period ended February 28, 1998 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended February 27, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report which is incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Richfood Holdings, Inc. as of May 1, 1999 and for the fiscal year ended May 1, 1999 incorporated in this prospectus by reference from our Form 8-K filed September 10, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is incorporated herein by reference, and have been so incorporated by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available to the public over the internet at the SEC's Web site at "http://www.sec.gov." You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as any regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

   Our common stock is listed on the New York Stock Exchange. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   We have filed with the SEC a registration statement on Form S-4 to register the new notes to be issued in connection with this exchange offer. This prospectus, which forms a part of the registration statement, does not contain all of the information included or incorporated in the registration statement. The full registration statement can be obtained from the SEC as indicated above.

   The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

  . our annual report on Form 10-K for the fiscal year ended February 27, 1999;

  . our quarterly reports on Form 10-Q for the fiscal quarters ended June 19 and September 11, 1999; and

  . our current reports on Form 8-K filed on July 21, 1999 and September 10,
   1999.

   We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the completion of the exchange offer. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

   You can obtain a copy of any documents which are incorporated by reference in this prospectus, except for exhibits which are specifically incorporated by reference into those documents, at no cost, by writing or telephoning us at:

                               Investor Relations
                                 SUPERVALU INC.
                             11840 Valley View Road
                         Eden Prairie, Minnesota 55344
                                 (612) 828-4000
                            Telecopy: (612) 828-4838

   To ensure timely delivery of the documents, you should make your request by December 10, 1999. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

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